UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2005

NeoMagic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22009	77-0344424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 988-7020

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sales of Equity Securities.

On December 16, 2005, NeoMagic closed the sale and issuance of (i) 1,500,000 shares of its Common Stock, $.001 par value (the “Shares”), and (ii) warrants to purchase 749,996 shares of Common Stock at an exercise price of $9.00 per share (the “Warrants”). The Company sold and issued the Shares and the Warrants for an aggregate offering price of $9,000,000.

NeoMagic claims an exemption from registration for the sale and issuance of the Shares and the Warrants in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission under the Securities Act. NeoMagic reasonably believes that there were no more than 35 purchasers of the securities sold and issued. Furthermore, NeoMagic reasonably believes that each purchaser was an accredited investor within the meaning of Rule 501(a) of Regulation D and the securities were sold without any general solicitation by the company or its representatives.

The Warrants provide that each holder of a Warrant may exercise its Warrant for shares of Common Stock at an exercise price of $9.00 per share. Each Warrant is not exercisable until the date that is six months after the issuance date of such Warrant. The Warrants provide for adjustments to the exercise price and number of shares for which the Warrants may be exercised in certain circumstances, including stock splits, stock dividends, certain distributions, reclassifications and, subject to a minimum price of $7.79, dilutive issuances (i.e., price based anti-dilution adjustments).

A.G. Edwards & Sons, Inc. acted as placement agent for the private placement and received placement fees equal to 6% of the aggregate gross proceeds of the offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date: December 19, 2005	/s/ Scott Sullinger
Scott Sullinger
Chief Financial Officer